Exhibit 21.1

Subsidiaries of Registrant

Company Name	Jurisdiction

Domestic Subsidiaries:
FemtoLasers, Inc.	Delaware
High Q Laser (US), Inc. (indirect)	Delaware
Newport Domestic International Sales Corporation (inactive)	California
Newport European Distribution Company	California
Newport Government Systems, Inc. (inactive)	California
Ophir Holdings, Inc. (indirect)	Massachusetts
Ophir Optics, LLC (indirect)	Massachusetts
Ophir Optronics, LLC (indirect; inactive)	Massachusetts
Ophir-Spiricon, LLC (indirect)	Utah

Foreign Subsidiaries:
Beijing Newport Spectra-Physics Technologies Co., Ltd. (indirect)	China
FEMTOLASERS Produktions GmbH (indirect)	Austria
High Q Laser GmbH (indirect)	Austria
Hilger Analytical Limited (indirect; inactive)	United Kingdom
Micro Controle Spectra-Physics S.A.S.	France
Newport Corporation (Barbados) SRL (inactive)	Barbados
Newport Instruments Canada Corporation	Canada
Newport Laser Holding GmbH (indirect)	Austria
Newport Ophir Holdings Ltd.	Israel
Newport Opto-Electronics Technologies (Korea) LLC	Korea
Newport Opto-Electronics Technologies (Singapore) Pte. Ltd.	Singapore
Newport Opto-Electronics Technologies (Wuxi) Company Limited	China
Newport Spectra-Physics B.V.	Netherlands
Newport Spectra-Physics GmbH (indirect)	Germany
Newport Spectra-Physics Ltd.	United Kingdom
Ophir Japan Ltd. (indirect)	Japan
Ophir Optics Europe GmbH (indirect)	Switzerland
Ophir Optics S.R.L. (indirect)	Romania
Ophir Optronics GmbH (indirect)	Germany
Ophir Optronics Ltd. (indirect)	Israel
Ophir Optronics Solutions Ltd. (indirect)	Israel
Ophir Spiricon Europe GmbH (indirect)	Germany
Optical Metrology Ltd. (indirect)	Israel
Spectra-Physics K.K.	Japan
V-Gen Ltd.	Israel
VGen Technology (Shenzhen) Ltd.	China